Exhibit 13.1

https://www.seedinvest.com/dstld/series.a (last accessed 6/7/2016)

Indicate Interest in DSTLD

 seedinvest.com/dstld/series.a

DSTLD is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained below.

Dis·till – Extract the essential meaning or most important aspects of.

Highlights

•	Lifetime Revenue: $3,000,000+

•	Investment Funds Raised to Date: $5,000,000

•	Investors include CrunchFund, Arena Ventures, CAA Ventures, Baroda Ventures, Wavemaker Partners and Amplify LA.

•	Over $3 million in sales to 21,700 customers since inception.

•	$5 million of investment funds raised to date.

•	Average Order Value (Lifetime): ~$100

•	Premium Denim Selling Price: $65+

•	Indicated Interest: $17,108,000

•	Security Type: Preferred Equity

Overview

Launched in 2014, DSTLD (pronounced "distilled") is an LA-based, online apparel company. At DSTLD, we're focused on designing modern staples, like the perfect jeans, tops, outerwear, and accessories, in a fundamental color palette – black, white, and denim. All of our products are manufactured in the most sought after factories and whenever possible, we employ sustainable materials, natural dies, and eco-friendly practices. By cutting out Department Stores and Boutiques, we provide premium denim and luxury essentials at 60-80% off retail prices via a streamlined e-commerce experience.

https://www.seedinvest.com/dstld/series.a (last accessed 6/7/2016)

What the Press is Saying

“The Best Figure Flattering Denim” - VOGUE

“A pair of premium, quite perfectly cut jeans.” - GQ

“Meet the denim company that will change your life (and wardrobe) for good.” - AOL

Customer Feedback*

“Just wanted to say that I've already bought two pairs of jeans from you guys—they are perhaps the best fitting, best looking, and most durable jeans I have ever bought... and the price absolutely can't be beat. Two thumbs up!” - Ryan

“I just wanted to email to say that I am truly satisfied with the jeans. I have had them for a little less than a year and they are still in perfect condition. They are probably the best jeans I have ever bought and for such an affordable price too! I have absolutely no complaints with the jeans.” - Thu

“I purchased the Men's Slim Jeans in Dark White Oak Denim in October and I haven't stopped wearing it since. (seriously .. I wear it every day). The fit is perfect.” - Vivek

“Your denim is amazing. My new wardrobe staple. Thank you x a million.” - Corinne

*Disclaimer: The above individuals were not compensated in exchange for their testimonials. In addition, their testimonials should not be construed as and/or considered investment advice.

E-CommerceApparelLifestyle BrandLifestyle ProductsFashionConsumer Los Angeles

Website: http://www.dstld.com/

Product & Service

Gallery

Home Page.

Media Mentions

Team Story

Do stylish, high-quality garments require a luxury price tag? At DSTLD, our answer is a resounding no.

https://www.seedinvest.com/dstld/series.a (last accessed 6/7/2016)

We have always valued a top-quality product and customer experience over the name on the label of our clothes. But as educated consumers living in Los Angeles, the denim capital of the world, we found it impossible to find well-made jeans and go-to essentials without the premium price tag. With backgrounds that span from photography, design, and creative direction, to operations, e-commerce and consulting, we knew we could build a brand that set us apart from traditional premium labels. A brand that was different, better, and had an edge. A brand for the modern consumer.

Our distinct vision and progressive platform has made it easy to find a multi-talented crew of like-minded individuals. Modest yet agile, the DSTLD team comes from some of the top household name brands and companies in the world, all who left corporate culture to endure the even more demanding startup world. At DSTLD’s inception, we focused on denim. Los Angeles being the epicenter of premium jeans, combined with the nearly mandatory denim uniform worn by today's creative class, made it a clear choice. A year in, our focus expanded to include luxury essentials like made in LA cotton tees, French Terry sweatshirts, and Italian-made leather accessories.

DSTLD isn't even two years old, yet we are proud to be backed by leaders in the investment community, such as Plus Capital, Creative Artists Agency (CAA), Wavemaker Partners, Baroda Ventures, Amplify.LA and CrunchFund. DSTLD is based in Los Angeles, California and helmed by Corey Epstein, Co-CEO, Co-Founder, and Creative Director, and Mark Lynn, Co-CEO and Co-Founder.

Founders

Mark T. Lynn

Co-CEO & Co-Founder

Mark T. Lynn is an Irish born, LA based entrepreneur with a keen interest in design and technology. He is the Co-Founder and Co-CEO of DSTLD where his example-driven leadership shapes the atmosphere. In his 15 years as an entrepreneur he has been involved in and sold several successful companies across a wide variety of verticals, including boutique hotels, design-driven real estate development, and wine and spirits. Prior to co-founding DSTLD with Epstein, Lynn co-founded Club W (www.clubw.com), a subscription based e-winery that has become one of the largest and fastest growing wineries in America.

https://www.seedinvest.com/dstld/series.a (last accessed 6/7/2016)

Lynn enjoys modern art, classical, and house music (in equal measure), traveling, wine, and a good pint of Guinness.

Corey Epstein

Co-CEO, Co-Founder & Creative Director

Corey Epstein is the Co-Founder, Co-CEO, and Creative Director of DSTLD, leading his team in the day to day operations of the company as well as guiding the broader creative vision for the brand. There’s no typical day for Corey – you might find him at table intently tweaking code or on the floor, camera in hand, snapping the perfect photo. He established a talent for executing a concept and creating a mood early on. Prior to founding DSTLD, Corey led his own marketing and web consulting firm where he advised hundreds of clients across all industries on branding, design, development, and strategy. Later, he served as a Senior Consultant at Deloitte, specializing in Retail Strategy and Analytics. He holds a BBA from Loyola Marymount University with a focus in Business Law and earned his MBA from UCLA Anderson School of Management.

He always finds a way to combine what he loves most – music, art, and photography – with work. In his free time, Corey enjoys hiking, playing guitar, and honing his skills behind the lens.

Key Team Members

Kevin Morris

COO / CFO

https://www.seedinvest.com/dstld/series.a (last accessed 6/7/2016)

Julie Michelson-Caceres

Director of Product Development & Production

Conrad Steenberg

CTO

Hannah Laverty

PR & Marketing Director

Laura Gramlich

Customer Experience Manager

https://www.seedinvest.com/dstld/series.a (last accessed 6/7/2016)

Isadora Hu

Operations Manager

Notable Advisors & Investors

Plus Capital

Investor, early-stage venture fund

Wavemaker

Investor, early-stage, cross-border VC firm

Dennis Phelps

Investor, angel investor & VC at Institutional Venture Partners

Tenoneten Ventures

Investor, LA-based early-stage VC firm

https://www.seedinvest.com/dstld/series.a (last accessed 6/7/2016)

Tom Mcinerny

Investor, angel investor

Amplify La

Investor, accelerator investing in seed and early-stage startups

Caa Ventures

Investor, early-stage VC arm of CAA (Creative Artists Agency)

Baroda Ventures

Investor, LA-based VC firm

https://www.seedinvest.com/dstld/series.a (last accessed 6/7/2016)

Arena Ventures

Investor, LA and SF-based seed and growth stage VC firm

Clark Landry

Investor, angel investor, entrepreneur, co-founder and former executive chairman of SHIFT

CrunchFund

Investor, SF-based seed and early-stage VC

Patrick Falle

Investor, founding investor

Andrew Lanoha

Investor, VC at Lanoha Ventures

https://www.seedinvest.com/dstld/series.a (last accessed 6/7/2016)

John Tomich

Advisor, Chairman & Co-Founder at Onestop Internet

Samuel Shaffer

Advisor, marketing strategist

Steve Shaw

Advisor, Founder of Treats! Magazine & photographer

Prior Rounds

Seed

•	Round size

US $4,100,000

•	Close date

Oct 30, 2014

•	Security Type

Preferred Equity

https://www.seedinvest.com/dstld/series.a (last accessed 6/7/2016)

Bridge

•	Security Type

Convertible Note

•	Valuation Cap

US $15,000,000

Risks and Disclosures

Start-up investing is risky. Investing in startups is very risky, highly speculative, and should not be made by anyone who cannot afford to lose their entire investment. Unlike an investment in a mature business where there is a track record of revenue and income, the success of a startup or early-stage venture often relies on the development of a new product or service that may or may not find a market. Before investing, you should carefully consider the specific risks and disclosures related to both this offering type and the company which can be found in this company profile and the documents in the data room below.

Your shares are not easily transferable. You should not plan on being able to readily transfer and/or resell your security. Currently there is no market or liquidity for these shares and the company does not have any plans to list these shares on an exchange or other secondary market. At some point the company may choose to do so, but until then you should plan to hold your investment for a significant period of time before a “liquidation event” occurs. A “liquidation event” is when the company either lists their shares on an exchange, is acquired, or goes bankrupt.

The Company may not pay dividends for the foreseeable future. Unless otherwise specified in the offering documents and subject to state law, you are not entitled to receive any dividends on your interest in the Company. Accordingly, any potential investor who anticipates the need for current dividends or income from an investment should not purchase any of the securities offered on the Site.

Valuation and capitalization. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment. In addition, there may be additional classes of equity with rights that are superior to the class of equity being sold.

You may only receive limited disclosure. While the company must disclose certain information, since the company is at an early-stage they may only be able to provide limited information about its business plan and operations because it does not have fully developed operations or a long history. The company may also only obligated to file information periodically regarding its business, including financial statements. A publicly listed company, in contrast, is required to file annual and quarterly reports and promptly disclose certain events — through continuing disclosure that you can use to evaluate the status of your investment.

Investment in personnel. An early-stage investment is also an investment in the entrepreneur or management of the company. Being able to execute on the business plan is often an important factor in whether the business is viable and successful. You should be aware that a portion of your investment may fund the compensation of the company’s employees, including its management. You should carefully review any disclosure regarding the company’s use of proceeds.

https://www.seedinvest.com/dstld/series.a (last accessed 6/7/2016)

Possibility of fraud. In light of the relative ease with which early-stage companies can raise funds, it may be the case that certain opportunities turn out to be money-losing fraudulent schemes. As with other investments, there is no guarantee that investments will be immune from fraud.

Lack of professional guidance. Many successful companies partially attribute their early success to the guidance of professional early-stage investors (e.g., angel investors and venture capital firms). These investors often negotiate for seats on the company’s board of directors and play an important role through their resources, contacts and experience in assisting early-stage companies in executing on their business plans. An early-stage company may not have the benefit of such professional investors.

DSTLD's Preliminary Offering Circular

The offering circular is the formal legal document filed with the SEC for a Regulation A offering and provides facts that an investor needs to make an informed investment decision. The offering circular includes an overview of company and company's business, historical financials and capitalization, and key risk factors.

Download DSTLD's Preliminary Offering Circular here.